Exhibit 99.1
DOLLAR TREE, INC. REPORTS RESULTS FOR THE
FOURTH QUARTER AND FULL YEAR FISCAL 2015

~ Fourth Quarter Sales increased to $5.37 billion and Same-Store Sales increased 1.7% ~
CHESAPEAKE, Va. - March 1, 2016 - Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores, today reported results for its fourth quarter and fiscal year ended January 30, 2016.
Bob Sasser, Chief Executive Officer of Dollar Tree, stated, “I am proud of the Company’s performance in the fourth quarter and full year 2015. Through a challenging economic environment, we delivered sales of $5.37 billion, which was the mid-point of our fourth quarter guidance range, and our 32nd consecutive quarter of positive same-store sales. This was against a strong 5.6% comp from the prior year’s fourth quarter. Additionally, while not included in our comp calculation, for the second consecutive quarter, our Family Dollar banner delivered positive same-store sales increases each month during the quarter.”
Sasser added, “2015 was a very successful year for Dollar Tree. I would like to thank all of our associates for their commitment and hard work throughout the year. We continued to serve our loyal customer base by providing terrific values every day; we successfully completed the acquisition of Family Dollar; we initiated, and remain on schedule with, the integration of our companies; and we are on track to achieve our stated synergy targets. Looking ahead, we are committed to growing and improving our Dollar Tree and Family Dollar businesses to better serve more customers, while delivering long-term value to our shareholders.”
Fourth Quarter Results
Consolidated net sales increased 116.7% to $5.37 billion from $2.48 billion in the prior year’s fourth quarter. The increase was the result of $2.68 billion in sales from the Family Dollar segment and a same-store sales increase of 1.7% on a constant currency basis for the Dollar Tree segment. In comparison, same-store sales, on a constant currency basis, increased 5.6% in the prior-year period for the Dollar Tree segment. Adjusted for the impact of Canadian currency fluctuations, the same-store sales increase was 1.3%. The positive same-store sales were driven by increases in customer count and average ticket.
Gross profit increased by $734.5 million, or 80.0%, to $1.65 billion in the fourth quarter compared to $918.1 million in the prior year’s fourth quarter. The dollar increase was primarily driven by $673.7 million of gross profit for Family Dollar as well as higher sales at Dollar Tree. As a percent of sales, gross margin decreased to 30.8% compared to 37.1% in the prior year. The primary contributors to the decrease were the impact of the overall lower-margin product mix for the Family Dollar business, $15.9 million for Family Dollar related to the amortization of the stepped up inventory basis, and $11.5 million of planned markdowns associated with rebannering Deals stores.
Selling, general and administrative expenses were 22.0% of sales compared to 21.6% of sales in the prior year's fourth quarter. Excluding $8.9 million of severance costs, as well as purchase accounting-related costs of $19.3 million for favorable lease rights amortization and $16.0 million in depreciation for useful life and fixed asset revaluation, selling, general and administrative expenses were 21.2% in the fourth quarter of 2015. Excluding acquisition-related costs of $6.7 million for the fourth quarter of 2014, selling, general and administrative expenses were 21.3% of sales.
Net income compared to the prior year’s fourth quarter increased $22.4 million to $229.0 million, and diluted earnings per share decreased by 2.9% to $0.97. Adjusted net income increased from $239.0 million to $239.4 million and adjusted diluted earnings per share decreased from $1.16 to $1.01. A reconciliation of reported net income before income taxes to adjusted earnings per share is contained in the attached tables. Management believes this non-GAAP measure is relevant and useful in understanding the performance of the core business.
During the quarter, the Company opened 128 stores, expanded or relocated 53 stores, closed 28 stores and divested of 325 Family Dollar stores. Additionally, as part of its re-banner initiative, the Company opened 58 former Family Dollar store locations as new Dollar Tree stores during the quarter. The Company also converted 52 Deals stores to Dollar Tree stores in January. Retail selling square footage at the end of the quarter was approximately 108.4 million square feet.
Full Year Results
Consolidated net sales increased $6.90 billion, or 80.2%, to $15.50 billion from $8.60 billion in the prior year. Family Dollar sales represented $6.16 billion of the increase. Same-store sales, for the Dollar Tree segment, increased 2.5% on a constant currency basis, compared to a 4.4% increase in the prior-year period. Adjusted for the impact of Canadian currency fluctuations, the same-store sales increase was 2.1%.
Gross profit increased $1.62 billion, or 53.5%, to $4.66 billion from $3.03 billion in the prior year. As a percent of sales, gross margin decreased by 520 basis points to 30.1%. The primary contributors to the decrease were $73.0 million of markdown expense for Family Dollar related to SKU rationalization and planned liquidations, $70.3 million for Family Dollar related to the amortization of the stepped up inventory basis and the impact of the overall lower-margin product mix for the Family Dollar business.
Selling, general and administrative expenses were 23.3% of sales compared to 23.2% of sales in the prior year. Purchase accounting-related costs of $87.1 million in the year included $45.1 million for favorable lease rights amortization and $42.0 million in depreciation for useful life and fixed asset revaluation. In addition, we incurred $39.2 million in acquisition-related costs and $13.4 million of severance costs. Acquisition-related costs for 2014 were $28.5 million. Excluding all of these costs, selling, general and administrative expenses improved 40 basis points to 22.4% of sales.
Net income decreased $316.8 million compared to the prior year, resulting in net income of $1.26 per diluted share. Adjusted net income decreased from $645.6 million to $518.2 million and adjusted diluted earnings per share decreased from $3.12 to $2.32.
Company Outlook
The Company estimates consolidated net sales for the first quarter of 2016 to range from $5.05 billion to $5.12 billion, based on a low single-digit increase in same-store sales and year-over-year selling square footage growth of 132%. Diluted earnings per share are expected to range from $0.75 to $0.83.
For fiscal 2016, the Company estimates consolidated net sales to range from $20.76 billion to $21.11 billion. This estimate is based on a low single-digit increase in same-store sales, and 4.0% square footage growth. Fiscal year 2016 diluted earnings per share are expected to range from $3.35 to $3.65.
Conference Call Information
On Tuesday, March 1, 2016, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 800-768-6563. A recorded version of the call will be available until midnight Tuesday, March 8, 2016 and may be accessed by dialing 888-203-1112. The access code is 3402665. A webcast of the call is accessible through Dollar Tree's website, and will remain online until Tuesday, March 8, 2016.
Dollar Tree, a Fortune 500 Company, operated 13,851 stores across 48 states and five Canadian provinces as of January 30, 2016. Stores operate under the brands of Dollar Tree, Family Dollar, Dollar Tree Canada, and Deals. To learn more about the Company, visit www.DollarTree.com.
A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding first quarter 2016 and full-year 2016 net sales and same-store sales, first quarter 2016 and full-year 2016 diluted earnings per share, square footage growth, the benefits, results, and effects of the merger including synergies, future financial and operating results and shareholder value, the combined company's plans, objectives, expectations (financial or otherwise) and intentions. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 13, 2015, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections in our Quarterly Report on Form 10-Q filed November 24, 2015 and other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward- looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:    Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)

	13 Weeks Ended
	January 30, 2016	January 31, 2015
	(Unaudited)	(Unaudited)
	As Reported	As Reported	Adjustments (a)	As Adjusted

Net sales	$5,365.3	$2,475.6	$—	$2,475.6

Cost of sales	3,712.7	1,557.5	—	1,557.5

Gross profit	1,652.6	918.1	—	918.1
	30.8%	37.1%		37.1%

Selling, general & administrative expenses	1,182.9	534.5	(6.7)	527.8
	22.0%	21.6%	(0.3)%	21.3%

Operating income	469.7	383.6	6.7	390.3
	8.8%	15.5%	0.3%	15.8%

Interest expense, net	114.8	54.3	(45.8)	8.5
Other expense, net	2.4	4.6	—	4.6

Income before income taxes	352.5	324.7	52.5	377.2
	6.6%	13.1%	2.1%	15.2%

Income tax expense	123.5	118.1	20.1	138.2
Income tax rate	35.0%	36.4%	38.3%	36.6%

Net income	$229.0	$206.6	$32.4	$239.0
	4.3%	8.3%	1.3%	9.7%

Net earnings per share:
Basic (b)	$0.97	$1.00	$0.16	$1.16
Weighted average number of shares	234.9	205.7	205.7	205.7

Diluted (b)	$0.97	$1.00	$0.16	$1.16
Weighted average number of shares	236.0	206.8	206.8	206.8

(a) The adjustments to selling, general and administrative expenses and interest expense, net are related to the acquisition of Family Dollar Stores, Inc.

NOTE: These condensed consolidated income statements have been prepared on a basis consistent with our previously prepared income statements filed with the Securities and Exchange Commission for our prior quarter and annual periods, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

DOLLAR TREE, INC.
Reconciliation of Reported Net Income Before Income Taxes to Adjusted Earnings Per Share

(In millions, except per share data)

13 Weeks Ended January 30, 2016
Reported income before income taxes	$352.5
Plus: Incremental amortization of Family Dollar inventory step-up (a)	5.1
Plus: Severance	8.9
Plus: Noncash accelerated debt-issuance costs	19.0
Adjusted income before income taxes	385.5
Income taxes (37.9%)	146.1
Adjusted net income	$239.4
Adjusted basic earnings per share	$1.02
Adjusted diluted earnings per share	$1.01

Weighted average basic shares outstanding	234.9
Weighted average diluted shares outstanding	236.0

(a) Inventory sell-through was different that anticipated in the November 24, 2015 Form 8-K disclosure.

Note: Management believes the reporting of Adjusted Earnings Per Share is relevant and useful in understanding the performance of the core business excluding acquisition-related costs and purchase accounting required entries.

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)

	Year Ended
	January 30, 2016			January 31, 2015
	(Unaudited)			(Unaudited)
	As Reported	Adjustments (a)	As Adjusted	As Reported	Adjustments (a)	As Adjusted

Net sales	$15,498.4	$—	$15,498.4	$8,602.2	$—	$8,602.2

Cost of sales	10,841.7	—	10,841.7	5,568.2	—	5,568.2

Gross profit	4,656.7	—	4,656.7	3,034.0	—	3,034.0
	30.1%		30.1%	35.3%		35.3%

Selling, general & administrative expenses	3,607.0	(38.7)	3,568.3	1,993.8	(28.5)	1,965.3
	23.3%	(0.3)%	23.0%	23.2%	(0.3)%	22.8%

Operating income	1,049.7	38.7	1,088.4	1,040.2	28.5	1,068.7
	6.8%	0.2%	7.0%	12.1%	0.3%	12.4%

Interest expense, net	599.4	(343.2)	256.2	80.1	(46.7)	33.4
Other expense, net	2.1	—	2.1	5.9	—	5.9

Income before income taxes	448.2	381.9	830.1	954.2	75.2	1,029.4
	2.9%	2.5%	5.4%	11.1%	0.9%	12.0%

Income tax expense	165.8	146.1	311.9	355.0	28.8	383.8
Income tax rate	37.0%	38.3%	37.6%	37.2%	38.3%	37.3%

Net income	$282.4	$235.8	$518.2	$599.2	$46.4	$645.6
	1.8%	1.5%	3.3%	7.0%	0.5%	7.5%

Net earnings per share:
Basic	$1.27	$1.06	$2.33	$2.91	$0.22	$3.13
Weighted average number of shares	222.5	222.5	222.5	206.0	206.0	206.0

Diluted	$1.26	$1.06	$2.32	$2.90	$0.22	$3.12
Weighted average number of shares	223.5	223.5	223.5	207.0	207.0	207.0

(a) The adjustments to Selling, general and administrative expenses and Interest expense, net are related to the acquisition of Family Dollar Stores, Inc. The adjustments to Interest expense, net represent the incremental costs incurred to the July 6, 2015 acquisition date and in conjunction with the repayment of pre-existing debt.

NOTE: These condensed consolidated income statements have been prepared on a basis consistent with our previously prepared income statements filed with the Securities and Exchange Commission for our prior quarter and annual periods, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)

	13 Weeks Ended						Year Ended
	January 30, 2016			January 31, 2015			January 30, 2016			January 31, 2015
	(Unaudited)			(Unaudited)			(Unaudited)				(Unaudited)
		As Reported		As Reported	Adj (a)	As Adjusted	As Reported	Adj (a)	As Adjusted	As Reported (b)	Adj (a)	As Adjusted

Net sales:
Dollar Tree		$2,688.4		$2,475.6	$—	$2,475.6	$9,336.4	$—	$9,336.4	$8,602.2	$—	$8,602.2
Family Dollar		2,676.9		—	—	—	6,162.0	—	6,162.0	—	—	—
Total net sales		$5,365.3		$2,475.6	$—	$2,475.6	$15,498.4	$—	$15,498.4	$8,602.2	$—	$8,602.2

Gross profit:
Dollar Tree		$978.9		$918.1	$—	$918.1	$3,249.3	$—	$3,249.3	$3,034.0	$—	$3,034.0
Family Dollar		673.7		—	—	—	1,407.4	—	1,407.4	—	—	—
Total gross profit		$1,652.6		$918.1	$—	$918.1	$4,656.7	$—	$4,656.7	$3,034.0	$—	$3,034.0

Operating income (loss):
Dollar Tree		$404.4		$383.6	$6.7	$390.3	$1,080.5	$38.7	$1,119.2	$1,040.2	$28.5	$1,068.7
Family Dollar		65.3		—	—	—	(30.8)	—	(30.8)	—	—	—
Total operating income		$469.7		$383.6	$6.7	$390.3	$1,049.7	$38.7	$1,088.4	$1,040.2	$28.5	$1,068.7

	13 Weeks Ended						Year Ended
	January 30, 2016			January 31, 2015			January 30, 2016			January 31, 2015
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	5,841	8,197	14,038	5,282	—	5,282	5,367	8,284	13,651	4,992	—	4,992
New	63	65	128	90	—	90	400	166	566	391	—	391
Rebanner (c)	58	(20)	38	—	—	—	205	(205)	—	—	—	—
Closings	(8)	(20)	(28)	(5)	—	(5)	(18)	(23)	(41)	(16)	—	(16)
Divestitures	—	(325)	(325)	—	—	—	—	(325)	(325)	—	—	—
Ending	5,954	7,897	13,851	5,367	—	5,367	5,954	7,897	13,851	5,367	—	5,367
Selling Square Footage (in millions)	51.3	57.1	108.4	46.5	—	46.5	51.3	57.1	108.4	46.5	—	46.5
Growth Rate (Square Footage)	10.3%	100.0%	133.1%	7.4%	—%	7.4%	10.3%	100.0%	133.1%	7.4%	—%	7.4%

(a) The adjustments to Operating income (loss) are related to the acquisition of Family Dollar Stores, Inc.
(b) The year ended January 31, 2015 As Reported information was derived from the audited consolidated financial statements as of that date.
(c) Rebanner represent stores being converted from the Family Dollar segment to the Dollar Tree segment. The Family Dollar segment shows the store as a reduction in store count when it ceases operations and the Dollar Tree segment shows it as an increase in store count upon reopening.

NOTE: These condensed consolidated income statements have been prepared on a basis consistent with our previously prepared income statements filed with the Securities and Exchange Commission for our prior quarter and annual periods, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors. The results of Family Dollar's operations are included from the July 6, 2015 acquisition date.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)

	January 30,	January 31,
	2016	2015
	(unaudited)

Cash and cash equivalents	$736.1	$864.1
Short-term investments	4.0	—
Merchandise inventories, net	2,885.5	1,035.7
Current deferred tax assets, net	—	28.3
Other current assets	310.3	66.5
Total current assets	3,935.9	1,994.6

Property, plant and equipment, net	3,125.5	1,210.5
Assets available for sale	12.1	—
Goodwill	5,021.7	164.6
Deferred tax assets, net	—	30.6
Favorable lease rights, net	569.4	0.3
Tradename intangible asset	3,100.0	—
Other intangible assets, net	5.8	1.2
Other assets, net	130.8	90.9

Total assets	$15,901.2	$3,492.7

Current portion of long-term debt	$108.0	$—
Accounts payable	1,251.9	433.6
Other current liabilities	722.6	385.3
Income taxes payable	12.9	42.7
Total current liabilities	2,095.4	861.6

Long-term debt, net	7,238.4	682.7
Unfavorable lease rights, net	149.3	—
Deferred tax liabilities, net	1,586.6	—
Income taxes payable, long-term	71.4	6.5
Other liabilities	353.2	156.9

Total liabilities	11,494.3	1,707.7

Shareholders' equity	4,406.9	1,785.0

Total liabilities and shareholders' equity	$15,901.2	$3,492.7

The January 31, 2015 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Year Ended
	January 30,	January 31,
	2016	2015
	(unaudited)

Cash flows from operating activities:
Net income	$282.4	$599.2
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	487.6	205.9
Provision for deferred taxes	25.6	(18.1)
Other non-cash adjustments to net income	125.6	42.6
Changes in operating assets and liabilities	(140.3)	97.2
Total adjustments	498.5	327.6
Net cash provided by operating activities	780.9	926.8

Cash flows from investing activities:
Capital expenditures	(480.5)	(325.6)
Acquisition of Family Dollar, net of common stock issued, equity
compensation and cash acquired	(6,527.7)	—
Purchase of restricted investments	(23.7)	(6.8)
Proceeds from sale of restricted investments	53.0	15.8
Proceeds from fixed asset disposition	0.5	1.6
Net cash used in investing activities	(6,978.4)	(315.0)

Cash flows from financing activities:
Principal payments for long-term debt	(5,926.7)	(12.8)
Proceeds from long-term debt, net of discount	12,130.2	—
Debt-issuance costs	(159.8)	(11.8)
Proceeds from stock issued pursuant to stock-based
compensation plans	13.9	5.5
Tax benefit of exercises/vesting of stock-based compensation	12.8	4.5
Net cash provided by (used in) financing activities	6,070.4	(14.6)
Effect of exchange rate changes on cash and cash equivalents	(0.9)	(0.8)
Net increase in cash and cash equivalents	(128.0)	596.4
Cash and cash equivalents at beginning of period	864.1	267.7
Cash and cash equivalents at end of period	$736.1	$864.1

The January 31, 2015 information was derived from the audited consolidated financial statements as of that date.